**Consent of Independent Registered Public Accounting Firm**

The Board of Directors
Jackson National Life Insurance Company of New York and
Contract Owners of JNLNY Separate Account I:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company of New York dated March 21, 2014 and on the financial statements of each investment division within JNLNY Separate Account I dated March 7, 2014, as well as to the reference to our firm as "Experts" all incorporated herein by reference in the Post-Effective Amendment to the Form N-4 Registration Statement of JNLNY Separate Account I.

KPMG LLP

Chicago, Illinois
September 8, 2014